UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2010

CHINA YONGXIN PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26293	20-1661391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

927 Canada Court
City of Industry, California 91748
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:  (626) 581-9098

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On January 25, 2010, China Yongxin Pharmaceuticals, Inc. (the “Company”) consummated a private placement of its equity securities with certain accredited investors pursuant to a Subscription Agreement for total consideration of $700,000.  The Company issued to the investors secured convertible notes with a two year term, bearing 10% interest per annum, convertible into common stock of the Company at a conversion price of $0.20 per share, which is subject to adjustment for stock splits, recapitalizations and other similar events, and will also be adjusted on a full-ratchet basis to equal the price per share of any subsequent financing.  The notes are secured by a first priority interest in all current and future assets of the Company, which will be cancelled upon repayment of the notes or upon conversion of at least 50% of the principal amount of the notes into shares of Company common stock.  The notes may be redeemed by the Company at any time for 110% of outstanding principal and interest.  The note investors also received, as a part of the financing, warrants for the purchase of up to 3.5 million shares of our common stock with an exercise price $0.50 per share (subject to adjustment for stock splits, recapitalizations and other similar events) exercisable for a period of three years.  The Company will use the proceeds of the financing for the payment of auditing expenses, legal fees, operating expenses, supplies, and general working capital.  The issuance of these securities was exempt from registration pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933.

Item 3.02 – Unregistered Sales of Equity Securities

Item 1.01 of this Form 8-K is hereby incorporated by reference into this Item 3.02.

Item 9.01    Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

10.1	Form of Subscription Agreement
10.2	Form of Note
10.3	Form of Warrant
10.4	Form of Security Agreement
10.5	Form of Stock Pledge Agreement
10.6	Form of Subsidiary Guaranty Agreement
10.7	Form of Lock Up Agreement
10.8	Form of Leakout Agreement
10.9	Form of Collateral Agent Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2010	CHINA YONGXIN PHARMACEUTICALS, INC. (Registrant)

	By:	/s/ Yongxin Liu
Yongxin Liu Chief Executive Officer